Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 21, 2014, relating to the financial statement of Cohen & Steers Active Commodities Strategy Fund, Inc. as of April 14, 2014, which appear in such Registration Statement. We also consent to the reference to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 28, 2014